Exhibit 14.2

CODE OF ETHICAL CONDUCT

FOR FINANCE PERSONNEL AND OFFICERS

PURPOSE

The financial officers of National Bancshares Corporation (“Company”), being the President and Chief Executive Officer, Chief Financial Officer and persons in like positions (collectively, “Finance Officers”), as well as the “Finance Department personnel” (as defined herein) for the Company, bear a special responsibility both inside and outside of the Company for promoting integrity. They have a special role both to elaborate these principles and to ensure that a culture exists throughout the Company that ensures fair and timely reporting of the Company’s financial results and condition.

DEFINITIONS

For purposes of this Code of Ethical Conduct for Finance Personnel and Officers (“Financial Code of Ethics”), “Finance Department personnel” include all of the following positions within the Company: (1) controller, (2) assistant controller(s), (3) treasurer, (4) assistant treasurer(s), (5) risk manager, (6) tax manager, and (7) the principal accounting personnel at any subsidiary company or division.

SPECIFIC GOALS

Because of their special role, the Finance Officers and the Finance Department personnel are bound by this Financial Code of Ethics and each must:

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Act honestly and ethically to conduct themselves in an honest and ethical manner in their professional duties, including their handling of actual or apparent conflicts of interest between personal and professional relationships.

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Provide information that is accurate, complete, objective, relevant, and timely to ensure full, fair, accurate, and timely disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and in other public communications.

•	Comply with applicable financial rules and regulations.

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Promptly report in writing, by e-mail or telecopy, to the Chair of the Company’s Audit Committee and the President and Chief Executive Officer, any conduct that the individual believes to be a violation of law or business ethics or of any provision of the Financial Code of Ethics, including any transaction or relationship that reasonably could be expected to give rise to such a conflict. Anonymity will be maintained.

Violations of the Financial Code of Ethics, including failures to report potential violations by others, will be viewed as a severe disciplinary matter that may result in personnel action, including termination of employment.

It is against Company policy to retaliate against any employee for good faith reporting of violations of this Financial Code of Ethics.